EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated March 24, 2010 with respect to the consolidated financial statements and schedule of Clean Diesel Technologies, Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, included in its Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission. We hereby consent to the reference to our firm as “Experts” in the Registration Statement.

/s/ EisnerAmper LLP
(formerly known as Eisner LLP)
New York, New York
December 23, 2010